EXHIBIT 10.1

                           TRADEMARK LICENSE AGREEMENT


         THIS AGREEMENT is made on this 31st day of May, 1996 by and between EPISODE USA, INC. ("Licensor"), a Delaware corporation whose principal place of business is 1040 Avenue of The Americas, New York, NY 10018 and MOTHERS WORK, INC., a Delaware corporation whose principal place of business is 456 N. Fifth Street, Philadelphia, PA 19103 ("Distributor").

                                   WITNESSETH

         WHEREAS, Licensor is the owner of the Trademark (as defined below).

         WHEREAS, it is the desire and intention of the parties that Distributor be permitted to use the Trademark in conjunction with Distributor's Stores (as defined below), subject to the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Licensor and Distributor hereby agree as follows:

                  1. The License. The Licensor grants to the Distributor an exclusive license to use the trademark "Episode," (the "Trademark") as a name for Distributor's retail stores (the "Stores") selling bridge women's apparel and accessories (the "Merchandise") in the United States (the "Territory") upon the terms and conditions set forth in this Agreement (the "License"). With prior approval of Licensor, the Distributor may sublicense such use of the Trademarks to any Affiliate. For the purposes of this letter, the term "Affiliate" will mean any entity that directly or indirectly controls, is controlled by, or is under common control with, the Distributor. This License is subject to that certain Distribution Agreement between Toppy International Limited, T3 Acquisition, Inc. and Mothers Work, Inc. dated as of April 25, 1996 (the "Distribution Agreement").

                  2. Term. The initial term of the License will be five (5) years from the date of this Agreement. At the expiration of the initial term, the License will automatically renew for successive one (1) year periods, unless this Agreement shall have previously terminated as provided in Section 12.

                  3. Royalties. The Distributor will pay to Licensor a royalty (the "Royalty") equal to five percent (5%) of the Distributor's Net Sales of all the Merchandise to a maximum of $4.5 million (the "Maximum Royalty"). For the purposes of this letter, the term "Net Sales" shall mean gross receipts from sales of all Merchandise from the Stores by Distributor and any



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Distributor Affiliate to unaffiliated third parties, minus sales taxes and net of returns. In addition to sales at Stores, net Sales shall include catalog sales, sales by mail and wholesale sales of Merchandise bearing the "Episode" or "Excursion" labels.

                  4. Reports; Payments; Audit.

                     (a) Within one (1) month after the end of each three month period ending February 28, May 31, August 31, and November 30, commencing on November 30, 1996, the Distributor will prepare and send to the Licensor a report certified by Distributor's chief financial officer summarizing the computation of Net Sales for such calendar quarter (or with respect to the first such report, the first six months of the term hereof). The Distributor will forward with such report a check payable to the Licensor in an amount equal to the Royalty owed with respect to such period. Such check will be payable in U.S. dollars.

                     (b) Licensor shall have the right to inspect the books and records of Distributor insofar as they relate to the determination of Net Sales once each three month period. Distributor shall promptly pay any short-fall in Royalty previously paid identified by said inspection together with interest at the prime rate plus 1% of CoreStates Bank, Philadelphia, Pennsylvania; provided, if such inspection reveals a shortfall in Royalty in excess of five (5%) percent for the applicable period, Distributor shall also be responsible to reimburse Licensor for the cost of such inspection.

                  5. Ownership of Trademark. The Distributor acknowledges that the Licensor owns the exclusive right, title and interest in and to the Trademark in the Territory and all goodwill associated with the Trademark, and nothing in this Agreement shall give Distributor any interest or property rights in the Trademark except for the License. Distributor shall not, during the term of this Agreement and thereafter, directly or indirectly, assert any interest or property rights in the Trademark except for the License. Upon the termination of the License, the Distributor shall cease to use the Trademark, except as provided in the third proviso in Section 12.

                  Subject to the exceptions hereinafter set forth, the Distributor shall not, during the period of this Agreement or thereafter, directly or indirectly adopt or use as a trademark, service mark, trade name or corporate name, the Trademark, any term of the translation meaning the same thing as any of the Trademark or any word, symbol or picture or combination thereof which is confusingly similar to the Trademark; and it shall not directly or indirectly, during the period of this Agreement or thereafter, register or attempt to register any of the foregoing in any country or territory as a trademark, service mark, trade


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name, corporate name, industrial design, design patent or otherwise.

                  The Trademark shall not be deemed to have been abandoned in the Territory merely because the Licensor or its licensees are not using the same, and/or have not filed an application to register the Trademark in the Territory.

                  6. Quality Control. The Distributor will abide by the Licensor's reasonable standards for the use of the Trademark. The Licensor will establish such standards by sending to the Distributor written notice detailing such standards.

                  7. Registration and Maintenance. During the term of the License, the Licensor will, at its own expense, register, and maintain the registrations of, the Trademark with the appropriate trademark authorities in the Territory. The Licensor will take such further actions as are reasonably necessary to protect the Licensor's interest as the owner of the Trademark and the Distributor's interest as the licensee of the Trademark.

                  8. Representations and Warranties of the Licensor. The Licensor represents and warrants that: Subject to a license of certain rights in the Trademark to Toppy International Limited, (a) any and all previous licenses with respect to the Trademark in the Territory have been terminated in their entirety; (b) the Licensor exclusively owns the Trademark in the Territory for the permitted use and has the right to grant the License; (c) the Trademark is in continuous use; (d) the use by the Distributor of the Trademark in the Territory in accordance with the terms and conditions of this Agreement will not infringe the trademark rights of any third party; (e) to the Licensor's knowledge, there are no third parties infringing the Trademark in the Territory; and (f) the Licensor has the right to enter into this Agreement and to perform all of its obligations under this Agreement.

                  9. Representations and Warranties of the Distributor. The Distributor represents and warrants that the Distributor has the right to enter into this Agreement and to perform all of its obligations under this Agreement.

                  10. Indemnification. Each party will, at its sole expense, indemnify and hold the other party harmless against any and all claims, losses or damages, together with all costs and expenses related thereto (including attorneys' fees and costs), arising from, related to, or connected with the inaccuracy or breach of any representation or warranty of the representing or warranting party contained in this letter. Such indemnification shall extend to any and all actions, suits or proceedings incidental to any such claims, losses or damages. The


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indemnified party shall cooperate with the indemnifying party in connection with any such actions, suits or proceedings.

                  11. Infringement. In the event that either party becomes aware of actual or threatened infringement of the Trademark in the Territory, such party shall promptly notify the other party in writing. Within thirty (30) days of becoming so aware or receipt of such notice, as the case may be, the Licensor, at its sole cost and expense, shall have the obligation to initiate actions to resolve any such infringement which in Licensor's reasonable judgment would materially adversely affect the value of the Trademark.

                  12. Early Termination. This Agreement and the License shall be terminable automatically upon and concurrently with termination of that certain Distribution Agreement dated as of April 25, 1996 between Toppy International Limited and Distributor (the "Distribution Agreement"); provided, however, if such termination resulted from Distributor's election to terminate the Distribution Agreement without cause or Toppy's election to terminate the Distribution Agreement for cause, Distributor shall pay concurrently with such termination the difference between the Maximum Royalty and the aggregate Royalties paid by Distributor through such termination; provided, further, if such termination resulted from Toppy's election to terminate the Distribution Agreement without cause or Distributor's election to terminate the Distribution Agreement with cause, Distributor's obligation to pay Royalties hereunder shall continue in respect of the Stores after the date of termination until the Maximum Royalty shall have been paid; provided, further, Distributor shall have the right to continue to use the Trademark as the name for any Store existing on the date hereof during the now existing terms of the lease for such Store to the extent the consent of the lessor under the applicable lease to a name change is required and cannot be obtained without economic or other concessions by Distributor that would materially adversely affect or increase the cost of operating such Store; Distributor agrees to use its commercially reasonable best efforts to obtain all requisite consents from such lessors to permit all such name changes.

                  13. Set-off. In the event that Distributor shall be entitled to recover Damages pursuant to the indemnification provisions contained in
Section 7.15(a) of that certain Asset Purchase Agreement dated as of April 25, 1996 among Distributor, Licensor and T3 Acquisition, Inc., Distributor shall be entitled to off-set any payments due to Licensor as Royalty pursuant to Section 3 hereof against such Damages. If at any time Distributor has asserted a claim for Damages which has been disputed by Licensor, Distributor shall reduce the subsequent(s) installment of Royalty in the amount equal to said disputed Damages and deposited said amount when otherwise due hereunder in


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an interest bearing escrow account with counsels for Distributor and Licensor serving as joint escrow agent pending resolution of the dispute. Any amounts so deposited in escrow shall be distributed to Licensor and Distributor, as the case may be, upon resolution of the dispute, together with pro-rata portion of any interest accrued thereon.

                  14. Miscellaneous.

                      (a) Neither party may assign this Agreement without the prior consent of the other party, which consent will not be unreasonably withheld or delayed. This letter will bind and inure to the benefit of both parties and their permitted successors and assigns.

                      (b) All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed to have been duly given, when delivered by hand, on the date of first accepted delivery (as shown by the records of the U.S. Postal Service), if deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, or one business day following delivery to Federal Express priority service or another reputable overnight courier service, as follows:

                  If to Licensor:      Episode USA, Inc.
                                       1040 Avenue of the Americas, Inc.
                                       New York, NY  10018
                                       Attn:

                  With copy to:        Michael Rudolph, Esquire
                                       L. Michael Rudolph, P.C.
                                       100 Park Avenue, 16th Flr.
                                       New York, NY  10017

                  If to Licensor:      Mothers Work, Inc.
                                       456 N. 5th Street
                                       Philadelphia, PA  19103
                                       Attn:  President

                  With a copy to:      Elam M. Hitchner, Esquire
                                       Pepper, Hamilton & Scheetz
                                       3000 Two Logan Square
                                       Philadelphia, PA  19103

or to such other address as any party hereto may from time to time designate in writing delivered in a like manner.

                      (c) This Agreement may not be amended or modified, except in writing and will be governed by the laws of


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the State of New York, without regard to principles of conflicts of laws of any jurisdiction. This Agreement constitutes the entire understanding between the parties with respect to the subject matter of this Agreement and supersedes any prior understanding, whether written or oral, between them.

                      (d) The obligations of Distributor under this Agreement have been guaranteed by its parent, Mothers Work, Inc., pursuant to a Guarantee Agreement of even date.


                                       EPISODE USA, INC.



                                       By: /s/ Lita Chow
                                           -------------------------------


                                       MOTHERS WORK, INC.



                                       By: /s/ Rebecca Matthias
                                           ---------------------------------

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                                    EXHIBIT A


                                            Registration       Registration
Trademark                Country               Number             Date
- - ---------                -------               ------             ----

Episode                    USA               1,596,579           5/15/90
Episode                    USA               1,616,193          10/02/90
Episode                    USA               1,525,858           2/21/89
Episode                    USA                 686,686          10/13/59




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